 Exhibit 99.1

CHF Solutions, Inc. Announces Pricing of $8.4 Million Underwritten Public Offering

EDEN PRAIRIE, Minn., Jan. 24, 2020 (GLOBE NEWSWIRE) -- CHF Solutions, Inc. (NASDAQ:CHFS) today announced the pricing of an underwritten public offering of units for gross proceeds of approximately $8.4 million prior to deducting underwriting discounts and commissions and offering expenses payable by CHF Solutions. The offering is comprised of (1) 3,755,458 Class A Units, priced at a public offering price of $0.55 per unit, with each unit consisting of one share of common stock and a warrant to purchase one share of common stock at an exercise price of $0.55 per share that expires on the fifth anniversary of the date of issuance, and (2) 11,517,269 Class B Units, priced at a public offering price of $0.55 per unit, with each unit consisting of one share of Series H convertible preferred stock, convertible into one share of common stock, and a warrant to purchase one share of common stock with an exercise price of $0.55 per share.

The conversion price of the preferred stock issued in the transaction is fixed and does not contain any variable pricing feature or any price based anti-dilutive feature. The preferred stock issued in this transaction includes a beneficial ownership blocker but has no dividend rights (except to the extent that dividends are also paid on the common stock) or liquidation preference, and, subject to limited exceptions, has no voting rights. The securities comprising the units are immediately separable and will be issued separately. The closing of the offering is expected to take place on or about January 28, 2020, subject to the satisfaction or waiver of customary closing conditions.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS), is acting as sole book-running manager in connection with the offering.

A total of 3,755,458 shares of common stock, 11,517,269 shares of Series H convertible preferred stock, and warrants to purchase up to 15,272,727 shares of common stock will be issued in the offering. In addition, the Company has granted the underwriters a 45-day option to purchase up to 2,290,909 additional shares of common stock and additional warrants to purchase up to 2,290,909 shares of common stock, solely to cover over-allotments, if any, at the public offering price per share and per warrant, less the underwriting discounts and commissions.

The securities were offered pursuant to a registration statement on Form S-1 (File No. 333-235385), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on January 24, 2020and an additional registration statement filed pursuant to Rule 462(b), which was declared effective by the Securities and Exchange Commission (SEC) on January 24, 2020.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The offering is being made solely by means of a prospectus. A final prospectus relating to this offering will be filed by CHF Solutions with the SEC. When available, copies of the final prospectus can be obtained at the SEC’s website at www.sec.gov or from Ladenburg Thalmann & Co. Inc., Prospectus Department, 277 Park Avenue, 26th Floor, New York, New York 10172 or by email at prospectus@ladenburg.com.

About CHF Solutions

CHF Solutions, Inc. (Nasdaq:CHFS) is a medical device company dedicated to changing the lives of patients suffering from fluid overload through science, collaboration, and innovative technology. The company is focused on developing, manufacturing, and commercializing the Aquadex FlexFlow® system for ultrafiltration therapy. CHF Solutions is a Delaware corporation headquartered in Minneapolis, Minnesota with wholly owned subsidiaries in Australia and Ireland. The company has been listed on the Nasdaq Capital Market since February 2012.

About Aquadex FlexFlow System

The Aquadex FlexFlow system is a clinically proven therapy that provides a safe, effective, and predictable method of removing excess fluid from patients suffering from fluid overload. The Aquadex FlexFlow system is indicated for temporary (up to eight hours) ultrafiltration treatment of patients with fluid overload who have failed diuretic therapy, and for extended (longer than 8 hours) ultrafiltration treatment of patients with fluid overload who have failed diuretic therapy and require hospitalization. The company has submitted an application to the FDA requesting for 510(k) clearance of the Aquadex FlexFlow system to include pediatric patients who weigh 20kg or more. All treatments must be administered by a healthcare provider, under physician prescription, both of whom having received training in extracorporeal therapies.

Forward-Looking Statements

Certain statements in this release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements about the closing of the offering of securities. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this release, including, without limitation, those risk associated with our ability to execute on our commercial strategy, the possibility that we may be unable to raise sufficient funds necessary for our anticipated operations, our post-market clinical data collection activities, benefits of our products to patients, our expectations with respect to product development and commercialization efforts, our ability to increase market and physician acceptance of our products, potentially competitive product offerings, intellectual property protection, our ability to integrate acquired businesses, our expectations regarding anticipated synergies with and benefits from acquired businesses, and other risks and uncertainties described in our filings with the SEC. Forward-looking statements speak only as of the date when made. CHF Solutions does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACTS:

INVESTORS:

Claudia Napal Drayton
Chief Financial Officer
CHF Solutions, Inc.
952-345-4205
ir@chf-solutions.com
-or-
Bret Shapiro
Managing Partner
CORE IR
516-222-2560
brets@coreir.com
www.coreir.com

MEDIA:
Jules Abraham
JQA Partners, Inc.
917-885-7378
jabraham@jqapartners.com